Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated August 25, 2020, relating to the balance sheet of Sarissa Capital Acquisition Corp. as of August 17, 2020 and the related statements of operations, changes in shareholder’s equity and cash flows for the period from August 12, 2020 (inception) through August 17, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 30, 2020